Exhibit 99.1

CACI Reports Results for Its Fiscal 2022 Second Quarter

Revenues of $1.5 billion

Net income of $90.3 million and Diluted EPS of $3.83

Adjusted net income of $103.6 million and Adjusted diluted EPS of $4.39

Adjusted EBITDA of $158.0 million and Adjusted EBITDA margin of 10.6%

Robust cash flow from operations and free cash flow

Contract awards of $2.0 billion

RESTON, Va.--(BUSINESS WIRE)--January 26, 2022--CACI International Inc (NYSE: CACI), a leading provider of expertise and technology to government enterprise and mission customers, announced results today for its fiscal second quarter ended December 31, 2021.

John Mengucci, CACI President and Chief Executive Officer, said, “We delivered solid results in the second quarter, with organic growth, healthy profitability, and robust cash flow. Contract awards were strong and included nearly $600 million of classified contracts, demonstrating our differentiation and the value of investing ahead of customer need to address critical national security and modernization priorities. We continued to execute on our flexible and opportunistic capital deployment strategy, making two acquisitions that enhance our capabilities and customer footprint in high-value areas of our addressable market. CACI remains well-positioned to deliver long-term growth, margin expansion, and shareholder value.”

Second Quarter Results

	Three Months Ended
(in millions, except earnings per share and DSO)	12/31/2021	12/31/2020	% Change
Revenue	$1,485.8	$1,468.7	1.2%
Income from operations	$124.1	$141.5	-12.3%
Net income	$90.3	$106.5	-15.2%
Adjusted net income, a non-GAAP measure[1]	$103.6	$119.4	-13.2%
Diluted earnings per share	$3.83	$4.18	-8.4%
Adjusted diluted earnings per share, a non-GAAP measure[1]	$4.39	$4.69	-6.4%
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure[1]	$158.0	$174.6	-9.5%
Net cash provided by operating activities excluding MARPA[1]	$128.9	$189.8	-32.1%
Free cash flow, a non-GAAP measure[1]	$117.4	$174.2	-32.6%
Days sales outstanding (DSO)[2]	53	53
(1)	This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.
(2)	The DSO calculations for three months ended December 31, 2021 and 2020 exclude the impact of the Company’s MARPA, which was 9 days and 10 days, respectively.

Revenues in Q2 FY22 increased 1 percent year-over-year organically. The year-over-year decrease in income from operations was driven primarily by unusually high profitability in the year-ago quarter, which was partially due to low cost of delivery on fixed-price programs and lower travel and medical expenses related to the COVID-19 pandemic. Diluted earnings per share and adjusted diluted earnings per share decreased due to lower income from operations, higher interest expense, and a higher tax rate, partially offset by a lower share count as a result of the $500 million accelerated share repurchase announced in March 2021. The decrease in cash from operations, excluding MARPA, was driven by a $21 million benefit from deferred payroll taxes under the CARES Act in the year-ago quarter and a $47 million repayment of deferred payroll taxes in the current quarter. Excluding the CARES Act impacts, both cash from operations and free cash flow would have increased when compared to Q2 FY21.

Second Quarter Contract Awards

Contract awards in Q2 FY22 totaled $2.0 billion, with approximately 70 percent for new business to CACI. Awards exclude ceiling values of multi-award, indefinite delivery, indefinite quantity (IDIQ) contracts. Some notable awards during the quarter were:

  A new five-year, single-award task order, with a ceiling value of $514 million, to provide network modernization of outside plant (OSP) infrastructure and facilities across major U.S. Army locations within the continental United States. Awarded by GSA FEDSIM under the Alliant 2 contract vehicle, CACI engineers, managers, and technicians will deliver enterprise technology to enhance capabilities and improve capacity needed for an underground fiber optic cable infrastructure required to support robust, reliable, high-speed voice, video and data networks for critical command and control systems.
  Approximately $600 million in previously unannounced awards on classified contracts with federal government customers supporting national security.

Total backlog as of December 31, 2021 was $24.1 billion compared with $22.4 billion a year ago, an increase of 8 percent. Funded backlog as of December 31, 2021 was $3.1 billion compared with $2.9 billion a year ago, an increase of 7 percent.

Additional Second Quarter Highlights

  CACI completed its acquisition of SA Photonics, Inc., a leading provider of innovative multi-domain photonics technologies for free-space optical (FSO) communications. Together, CACI's Photonic Solutions and SA Photonics will address a broader market spanning high-end manned flight programs to the value based proliferated Low-Earth Orbit (LEO) market that the Space Development Agency (SDA) and the U.S. Space Force are seeking. CACI will offer the most advanced photonics engineering and manufacturing capabilities in the U.S. by adding two major facilities in California and Florida to its existing footprint in New Jersey.
  CACI acquired ID Technologies (IDT), an innovative enterprise IT, Infrastructure-as-a-Service, and network modernization provider with NSA- compliant Commercial Solutions for Classified (CSfC) technology. The acquisition closed on December 29, 2021 with a total purchase consideration of $225 million. The acquisition expands CACI’s secure network modernization capabilities with CSfC software equipping U.S government workers with modern devices to operate virtually anywhere within essential systems that are vital to national security. Additionally, CACI will leverage IDT’s capabilities in product and engineering solutions to deliver on our customer’s cloud, network, and end-user initiatives.
  CACI Board Member, The Honorable Susan M. "Sue" Gordon, received the William H. Webster Distinguished Service Award on Dec. 1, 2021. Ms. Gordon was recognized for her significant contributions to the Intelligence Community and was named as one of the United States' most accomplished national security leaders.
  CACI's Lt. Gen. Michael Nagata, U.S. Army (Ret.), Corporate Strategic Advisor and Senior Vice President, received the National Defense Industrial Association's (NDIA) Special Operations/Low Intensity Conflict (SO/LIC) DeProspero Lifetime Achievement Award on November 4, 2021. The DeProspero Lifetime Achievement Award recognizes sustained, distinguished service and is presented annually to an individual who has made distinctive lifetime contributions with significant impact in the areas of Special Operations, Low Intensity Conflict, or Irregular Warfare.
  CACI entered into a partnership with Yubico through a memorandum of understanding that establishes Yubico as the exclusive provider of multi-factor authentication (MFA) solutions in support of CACI's trusted mobile platforms. Yubico will provide YubiKey 5 FIPS Series products for enhanced security and authentication protocols for CACI's software-defined key loading devices that enable more capable, secure, and resilient communications for U.S. government missions.

FY22 Guidance

The table below summarizes our FY22 guidance and represents our views as of January 26, 2022.

Fiscal Year 2022
(in millions except earnings per share)	Current Guidance	Prior Guidance
Revenues	$6,300 - $6,400	$6,200 - $6,400
Adjusted net income, a non-GAAP measure[1]	$430 - $440	$430 - $450
Adjusted diluted earnings per share, a non-GAAP measure[1]	$18.14 - $18.57	$18.00 - $18.83
Diluted weighted average shares	23.7	23.9
Free cash flow, a non-GAAP measure[2]	at least $720	at least $720
(1)

Adjusted net income and Adjusted diluted earnings per share are defined as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact. This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.

(2)

Expected Fiscal Year 2022 free cash flow includes an estimated $230 million tax benefit related to certain tax elections, as well as a payroll tax deferral repayment of approximately $47 million. Free cash flow is defined as Net cash provided by operating activities excluding MARPA, less payments for capital expenditures (capex). This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, January 27, 2022 during which members of our senior management will be making a brief presentation focusing on second quarter results and operating trends, followed by a question-and-answer session. You can listen to the webcast and view the accompanying exhibits on CACI’s investor relations website at http://investor.caci.com/events/default.aspx at the scheduled time. A replay of the call will also be available on CACI’s investor relations website at http://investor.caci.com/.

About CACI

CACI’s approximately 22,000 talented employees are vigilant in providing the unique expertise and distinctive technology that address our customers’ greatest enterprise and mission challenges. Our culture of good character, innovation, and excellence drives our success and earns us recognition as a Fortune World's Most Admired Company. As a member of the Fortune 500 Largest Companies, the Russell 1000 Index, and the S&P MidCap 400 Index, we consistently deliver strong shareholder value. Visit us at www.caci.com.

There are statements made herein that do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to risk factors that could cause actual results to be materially different from anticipated results. These risk factors include, but are not limited to, the following: our reliance on U.S. government contracts, which includes general risk around the government contract procurement process (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; significant delays or reductions in appropriations for our programs and broader changes in U.S. government funding and spending patterns; legislation that amends or changes discretionary spending levels or budget priorities, such as for homeland security or to address global pandemics like COVID-19; legal, regulatory, and political change from successive presidential administrations that could result in economic uncertainty; changes in U.S. federal agencies, current agreements with other nations, foreign events, or any other events which may affect the global economy, including the impact of global pandemics like COVID-19; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; regional and national economic conditions in the United States and globally, including but not limited to: terrorist activities or war, changes in interest rates, currency fluctuations, significant fluctuations in the equity markets, and market speculation regarding our continued independence; our ability to meet contractual performance obligations, including technologically complex obligations dependent on factors not wholly within our control; limited access to certain facilities required for us to perform our work, including during a global pandemic like COVID-19; changes in tax law, the interpretation of associated rules and regulations, or any other events impacting our effective tax rate; changes in technology; the potential impact of the announcement or consummation of a proposed transaction and our ability to successfully integrate the operations of our recent and any future acquisitions; our ability to achieve the objectives of near term or long-term business plans; the effects of health epidemics, pandemics and similar outbreaks may have material adverse effects on our business, financial position, results of operations and/or cash flows; and other risks described in our Securities and Exchange Commission filings.

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	12/31/2021	12/31/2020	% Change	12/31/2021	12/31/2020	% Change
Revenues	$1,485,778	$1,468,711	1.2%	$2,976,676	$2,928,217	1.7%
Costs of revenues:
Direct costs	974,018	947,131	2.8%	1,948,189	1,887,065	3.2%
Indirect costs and selling expenses	354,977	347,807	2.1%	712,083	702,811	1.3%
Depreciation and amortization	32,676	32,234	1.4%	65,268	62,378	4.6%
Total costs of revenues:	1,361,671	1,327,172	2.6%	2,725,540	2,652,254	2.8%
Income from operations	124,107	141,539	-12.3%	251,136	275,963	-9.0%
Interest expense and other, net	11,009	9,087	21.2%	21,407	19,067	12.3%
Income before income taxes	113,098	132,452	-14.6%	229,729	256,896	-10.6%
Income taxes	22,799	25,974	-12.2%	51,321	56,774	-9.6%
Net income	$90,299	$106,478	-15.2%	$178,408	$200,122	-10.9%

Basic earnings per share	$3.86	$4.22	-8.5%	$7.60	$7.95	-4.5%
Diluted earnings per share	$3.83	$4.18	-8.4%	$7.52	$7.86	-4.3%

Weighted average shares used in per share computations:
Basic	23,399	25,225		23,480	25,162
Diluted	23,598	25,451		23,722	25,469

Statement of Operations Data (Unaudited)

	Three Months Ended			Six Months Ended
	12/31/2021	12/31/2020	% Change	12/31/2021	12/31/2020	% Change
Income from operations (as a % of Revenues)	8.4%	9.6%		8.4%	9.4%
Effective tax rate	20.2%	19.6%		22.3%	22.1%
Net income (as a % of Revenues)	6.1%	7.2%		6.0%	6.8%

Adjusted EBITDA[1]	$158,025	$174,580	-9.5%	$318,965	$340,016	-6.2%
Adjusted EBITDA Margin[1]	10.6%	11.9%		10.7%	11.6%

(1) This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	12/31/2021	6/30/2021
ASSETS
Current assets:
Cash and cash equivalents	$124,103	$88,031
Accounts receivable, net	854,415	879,851
Prepaid expenses and other current assets	356,543	363,294
Total current assets	1,335,061	1,331,176

Goodwill	4,064,968	3,632,578
Intangible assets, net	620,688	476,106
Property, plant and equipment, net	190,214	190,444
Operating lease right-of-use assets	352,242	356,887
Supplemental retirement savings plan assets	103,698	102,984
Accounts receivable, long-term	11,398	12,159
Other long-term assets	72,421	70,038
Total assets	$6,750,690	$6,172,372

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$30,625	$46,920
Accounts payable	217,795	148,636
Accrued compensation and benefits	372,501	409,275
Other accrued expenses and current liabilities	316,098	279,970
Total current liabilities	937,019	884,801

Long-term debt, net of current portion	2,079,831	1,688,919
Supplemental retirement savings plan obligations, net of current portion	109,444	104,490
Deferred income taxes	339,360	327,230
Operating lease liabilities, noncurrent	355,323	363,302
Other long-term liabilities	84,003	138,352
Total liabilities	3,904,980	3,507,094

COMMITMENTS AND CONTINGENCIES

Shareholders' equity:
Common stock	4,281	4,268
Additional paid-in-capital	555,968	484,260
Retained earnings	3,367,495	3,189,087
Accumulated other comprehensive loss	(34,840)	(36,291)
Treasury stock, at cost	(1,047,329)	(976,181)
Total CACI shareholders' equity	2,845,575	2,665,143
Noncontrolling interest	135	135
Total shareholders' equity	2,845,710	2,665,278
Total liabilities and shareholders' equity	$6,750,690	$6,172,372

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended
	12/31/2021	12/31/2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$178,408	$200,122
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	65,268	62,378
Amortization of deferred financing costs	1,147	1,163
Loss on extinguishment of debt	891	-
Non-cash lease expense	33,943	38,436
Stock-based compensation expense	14,698	15,041
Deferred income taxes	(1,962)	(6,311)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	72,650	94,292
Prepaid expenses and other assets	(24,701)	(20,605)
Accounts payable and other accrued expenses	39,535	(30,087)
Accrued compensation and benefits	(89,752)	39,461
Income taxes payable and receivable	46,402	11,107
Operating lease liabilities	(34,169)	(37,916)
Long-term liabilities	6,407	15,206
Net cash provided by operating activities	308,765	382,287

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(21,632)	(31,873)
Acquisitions of businesses, net of cash acquired	(609,356)	(355,127)
Other	923	-
Net cash used in investing activities	(630,065)	(387,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under bank credit facilities
Principal payments made under bank credit facilities
Payment of financing costs under bank credit facilities
Proceeds from employee stock purchase plans	5,221	4,664
Repurchases of common stock	(4,995)	(4,420)
Payment of taxes for equity transactions	(13,956)	(18,649)
Net cash provided by (used in) financing activities	358,849	(5,865)
Effect of exchange rate changes on cash and cash equivalents
Net change in cash and cash equivalents	36,072	(5,122)
Cash and cash equivalents, beginning of period	88,031	107,236
Cash and cash equivalents, end of period	$124,103	$102,114

Revenues by Customer Group (Unaudited)

	Three Months Ended
(in thousands)	12/31/2021		12/31/2020		$ Change	% Change
Department of Defense	$1,037,014	69.8%	$1,012,875	68.9%	$24,139	2.4%
Federal Civilian Agencies	371,897	25.0%	390,034	26.6%	(18,137)	-4.7%
Commercial and other	76,867	5.2%	65,802	4.5%	11,065	16.8%
Total	$1,485,778	100.0%	$1,468,711	100.0%	$17,067	1.2%

	Six Months Ended
(in thousands)	12/31/2021		12/31/2020		$ Change	% Change
Department of Defense	2,037,141	68.4%	2,017,070	68.9%	$20,071	1.0%
Federal Civilian Agencies	785,561	26.4%	780,213	26.6%	5,348	0.7%
Commercial and other	153,974	5.2%	130,934	4.5%	23,040	17.6%
Total	2,976,676	100.0%	2,928,217	100.0%	$48,459	1.7%

Revenues by Contract Type (Unaudited)

	Three Months Ended
(in thousands)	12/31/2021		12/31/2020		$ Change	% Change
Cost-plus-fee	$889,358	59.8%	$843,584	57.5%	$45,774	5.4%
Fixed price	433,290	29.2%	440,821	30.0%	(7,531)	-1.7%
Time and materials	163,130	11.0%	184,306	12.5%	(21,176)	-11.5%
Total	$1,485,778	100.0%	$1,468,711	100.0%	$17,067	1.2%

	Six Months Ended
(in thousands)	12/31/2021		12/31/2020		$ Change	% Change
Cost-plus-fee	1,783,071	59.9%	1,667,193	56.9%	$115,878	7.0%
Fixed price	840,995	28.3%	874,635	29.9%	(33,640)	-3.8%
Time and materials	352,610	11.8%	386,389	13.2%	(33,779)	-8.7%
Total	2,976,676	100.0%	2,928,217	100.0%	$48,459	1.7%

Revenues by Prime or Subcontractor (Unaudited)

	Three Months Ended
(in thousands)	12/31/2021		12/31/2020		$ Change	% Change
Prime	$1,335,846	89.9%	$1,327,025	90.4%	$8,821	0.7%
Subcontractor	149,932	10.1%	141,686	9.6%	8,246	5.8%
Total	$1,485,778	100.0%	$1,468,711	100.0%	$17,067	1.2%

	Six Months Ended
(in thousands)	12/31/2021		12/31/2020		$ Change	% Change
Prime	2,677,405	89.9%	2,653,863	90.6%	$23,542	0.9%
Subcontractor	299,271	10.1%	274,354	9.4%	24,917	9.1%
Total	2,976,676	100.0%	2,928,217	100.0%	$48,459	1.7%

Revenues by Expertise or Technology (Unaudited)

	Three Months Ended
(in thousands)	12/31/2021		12/31/2020		$ Change	% Change
Expertise	$686,309	46.2%	$732,276	49.9%	$(45,967)	-6.3%
Technology	799,469	53.8%	736,435	50.1%	63,034	8.6%
Total	$1,485,778	100.0%	$1,468,711	100.0%	$17,067	1.2%

	Six Months Ended
(in thousands)	12/31/2021		12/31/2020		$ Change	% Change
Expertise	1,389,355	46.7%	1,472,959	50.3%	$(83,604)	-5.7%
Technology	1,587,321	53.3%	1,455,258	49.7%	132,063	9.1%
Total	2,976,676	100.0%	2,928,217	100.0%	$48,459	1.7%

Contract Awards (Unaudited)

	Three Months Ended
(in thousands)	12/31/2021	12/31/2020	$ Change	% Change
Contract Awards	$1,952,672	$2,129,108	$(176,436)	-8.3%

	Six Months Ended
(in thousands)	12/31/2021	12/31/2020	$ Change	% Change
Contract Awards	$4,340,641	$3,963,866	$376,775	9.5%

Reconciliation of Net Income to Adjusted Net Income and Diluted EPS to Adjusted Diluted EPS
(Unaudited)

Adjusted net income and Adjusted diluted EPS are non-GAAP performance measures. We define Adjusted net income and Adjusted diluted EPS as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact as we do not consider intangible amortization expense to be indicative of our core operating performance. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance, provide greater visibility in understanding the long-term financial performance of the Company, and allow investors to more easily compare our results to results of our peers. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

(in thousands, except per share data)	Three Months Ended			Six Months Ended
	12/31/2021	12/31/2020	% Change	12/31/2021	12/31/2020	% Change
Net income, as reported	$90,299	$106,478	-15.2%	$178,408	$200,122	-10.9%
Intangible amortization expense	18,054	17,478	3.3%	35,647	33,612	6.1%
Tax effect of intangible amortization[1]	(4,747)	(4,595)	3.3%	(9,373)	(8,838)	6.1%
Adjusted net income	$103,606	$119,361	-13.2%	$204,682	$224,896	-9.0%

	Three Months Ended			Six Months Ended
	12/31/2021	12/31/2020	% Change	12/31/2021	12/31/2020	% Change
Diluted EPS, as reported	$3.83	$4.18	-8.4%	$7.52	$7.86	-4.3%
Intangible amortization expense	0.77	0.69	11.6%	1.50	1.32	13.6%
Tax effect of intangible amortization[1]	(0.21)	(0.18)	16.7%	(0.39)	(0.35)	11.4%
Adjusted diluted EPS	$4.39	$4.69	-6.4%	$8.63	$8.83	-2.3%

(in millions, except per share amounts)				FY22 Guidance Range
				Low End		High End
Net income, as reported				$375	---	$385
Intangible amortization expense				74	---	74
Tax effect of intangible amortization[1]				(20)	---	(20)
Adjusted net income				$430	---	$440

				FY22 Guidance Range
				Low End		High End
Diluted EPS, as reported				$15.83	---	$16.26
Intangible amortization expense				3.13	---	3.13
Tax effect of intangible amortization[1]				(0.82)	---	(0.82)
Adjusted diluted EPS				$18.14	---	$18.57

(1) Calculation uses an assumed statutory tax rate of 26.3% on non-GAAP tax deductible adjustments.
Note: Numbers may not sum due to rounding

Reconciliation of Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
(Unaudited)

The Company views Adjusted EBITDA and Adjusted EBITDA margin, both of which are defined as non-GAAP measures, as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. Adjusted EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We define Adjusted EBITDA as GAAP net income plus net interest expense, income taxes, depreciation and amortization expense (including depreciation within direct costs), and earnout adjustments. We consider Adjusted EBITDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets primarily recognized in business combinations, as well as the effect of earnout gains and losses, which we do not believe are indicative of our core operating performance. Adjusted EBITDA margin is adjusted EBITDA divided by revenue. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Three Months Ended			Six Months Ended
(in thousands)	12/31/2021	12/31/2020	% Change	12/31/2021	12/31/2020	% Change
Net income	$90,299	$106,478	-15.2%	$178,408	$200,122	-10.9%
Plus:
Income taxes	22,799	25,974	-12.2%	51,321	56,774	-9.6%
Interest income and expense, net	11,009	9,087	21.2%	21,407	19,067	12.3%
Depreciation and amortization expense, including amounts within direct costs	33,918	33,041	2.7%	67,829	64,053	5.9%
Adjusted EBITDA	$158,025	$174,580	-9.5%	$318,965	$340,016	-6.2%

	Three Months Ended			Six Months Ended
(in thousands)	12/31/2021	12/31/2020	% Change	12/31/2021	12/31/2020	% Change
Revenues, as reported	$1,485,778	$1,468,711	1.2%	$2,976,676	$2,928,217	1.7%
Adjusted EBITDA	158,025	174,580	-9.5%	318,965	340,016	-6.2%
Adjusted EBITDA margin	10.6%	11.9%		10.7%	11.6%

Reconciliation of Net Cash Provided by Operating Activities to Net Cash Provided by Operating Activities Excluding MARPA and to Free Cash Flow
(Unaudited)

The Company defines Net cash provided by operating activities excluding MARPA, a non-GAAP measure, as net cash provided by operating activities calculated in accordance with GAAP, adjusted to exclude cash flows from CACI’s Master Accounts Receivable Purchase Agreement (MARPA) for the sale of certain designated eligible U.S. government receivables up to a maximum amount of $200.0 million. Free cash flow is a non-GAAP liquidity measure and may not be comparable to similarly titled measures used by other companies. The Company defines Free cash flow as Net cash provided by operating activities excluding MARPA, less payments for capital expenditures. The Company uses these non-GAAP measures to assess our ability to generate cash from our business operations and plan for future operating and capital actions. We believe this measure allows investors to more easily compare current period results to prior period results and to results of our peers. Free cash flow does not represent residual cash flows available for discretionary purposes and should not be used as a substitute for cash flow measures prepared in accordance with GAAP.

	Three Months Ended		Six Months Ended
(in thousands)	12/31/2021	12/31/2020	12/31/2021	12/31/2020
Net cash provided by operating activities	$122,812	$205,387	$308,765	$382,287
Cash used in (provided by) MARPA	6,038	(15,553)	(5,451)	242
Net cash provided by operating activities excluding MARPA	128,850	189,834	303,314	382,529
Capital expenditures	(11,429)	(15,591)	(21,632)	(31,873)
Free cash flow	$117,421	$174,243	$281,682	$350,656

(in millions)			FY22 Guidance
Net cash provided by operating activities[1]			$810
Cash used in (provided by) MARPA			-
Net cash provided by operating activities excluding MARPA			810
Capital expenditures			(90)
Free cash flow			$720

(1) Includes estimated tax benefits of $230 million related to certain tax elections, as well as payroll tax deferral repayment of approximately $47 million.

Contacts

Corporate Communications and Media:
Jody Brown, Executive Vice President, Public Relations
(703) 841-7801, jbrown@caci.com

Investor Relations:
Daniel Leckburg, Senior Vice President, Investor Relations
(703) 841-7666, dleckburg@caci.com